Exhibit 99.1

HF Financial Corp. Earns $1.4 Million in Fiscal 2011,
Declares Regular Quarterly Dividend of $0.1125 per Share

Capital Ratios Substantially Strengthened Year-Over-Year

SIOUX FALLS, SD, July 25, 2011 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.4 million, or $0.20 per  diluted share in the fiscal year ended June 30, 2011, following a $3.9 million after-tax charge from the total liquidation of its $8.8 million portfolio of trust preferred securities.   HF Financial Corp. earned $5.7 million, or $1.00 per diluted share in the fiscal year ended June 30, 2010. HF Financial Corp. posted a loss of $1.3 million, or ($0.18) per diluted share in its fiscal fourth quarter, compared to net income of $459,000, or $0.07 per share in the fiscal third quarter. Capital ratios expanded considerably in fiscal 2011 through the addition of lower risk assets, the sale of higher risk pooled trust preferred securities, controlled growth and the increase of retained earnings.

“We ended our fiscal year by expanding our franchise into the greater Minneapolis market,” said Curt Hage, Chairman, President and Chief Executive Officer.  “With solid capital levels and above average asset quality, we believe leveraging our strong banking platform in the Twin Cities market will build long-term value for our shareholders, expand opportunities for our employees and enhance service for our customers.”

“We opened our Minneapolis branch on May 31, under the name Infinia Bank, a division of Home Federal Bank of South Dakota,” Hage continued.  “We are excited by the reception we received on opening day from the local community and media and believe we have strong personnel in the region to build the franchise upon.”

Fiscal Fourth Quarter Financial Highlights (at or for the period ended June 30, 2011)

•             Capital levels well exceeded the regulatory required levels of 10.00%, 6.00% and 5.00%, respectively:

•                  Total risk-based capital to risk weighted assets was 13.36% versus 12.60% at the end of the third fiscal quarter.

•                  Tier 1 capital to risk-weighted assets was 12.51% versus 11.71% at the end of the third fiscal quarter.

•                  Tier 1 capital to total adjusted assets was 9.50% versus 9.39% at the end of the third fiscal quarter.

•             Cash dividends, paid for over 19 years, are an important part of building shareholder value.  The most recent dividend of $0.1125 per share generates a current annualized yield of 4.35% at recent market prices.

•             Nonperforming assets (“NPAs”) decreased to $33.5 million, or 2.81%, of total assets in the fourth fiscal quarter, from $34.4 million, or 2.85%, of total assets in the previous quarter, with the majority of NPAs linked to the dairy industry.

•             The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) maintained its stability at 3.33% in the fourth fiscal quarter compared to 3.31% in the previous quarter.  For the fiscal year ended June 30, 2011, the NIM, TE remained steady at 3.32%.  NIM, TE is a non-GAAP financial measurement.

•             Deposits, excluding time certificates of deposit, increased 7.7% over the past year to $527.8 million from $490.3 million, and account for 59.1% of total deposits.

•             Borrowings declined $20.0 million as loan repayments and available investments were deployed to reduce external borrowings in the fiscal fourth quarter when compared to the fiscal third quarter.

•             Tangible common equity ratio increased seven basis points from the previous quarter to 7.65%.

Economic and Expansion Update

South Dakota’s economy remains one of the healthiest in the nation with its May seasonally adjusted unemployment rate at just 4.8%, which is the third lowest unemployment in the country.  “With stability in our regional market, we are looking forward to leveraging our banking platform in the Twin Cities.  We believe a great opportunity exists for a strong franchise to move into the Minneapolis market where distressed banks have been unable to meet the banking needs of the local community.” said Hage.

Stephen Bianchi, President-Twin Cities, who has extensive experience in Minnesota banking, leads the Twin Cities initiative.  “Our doors are now open, systems are in place and our personnel are making in-roads in the local market,” said Bianchi.  “We have a wonderful opportunity ahead of us and are looking forward to leveraging our strong banking franchise.”

Balance Sheet and Asset Quality Review

“Lending opportunities have slowed as consumers and businesses continue to tighten their individual balance sheets.  As a result, our loan portfolio continued to show declining balances,” noted Darrel Posegate, President of Home Federal Bank.  Total assets decreased 4.9% to $1.192 billion at June 30 from $1.253 billion a year earlier.  Loan balances have decreased 5.4% to $825.5 million from $872.3 million over the same time frame.  Liquidity continues to remain high, both on balance sheet and through off-balance sheet access to funds.

“Our dairy portfolio experienced stress in 2011, though signs of stabilization occurred in the fourth quarter.  Our reserves remain strong and the non-dairy portion of our loan portfolio is performing well.  Our nonperforming assets inched downward in the fourth quarter and reserves remain adequate,” Posegate added.

During the fourth fiscal quarter, the Bank sold pooled trust preferred securities with an adjusted carrying cost of approximately $8.8 million.  The pooled trust preferred securities were originally purchased at AA and A investment grade ratings backed primarily by pooled financial institution cash flows.  Due to challenges in the banking industry, these securities were downgraded to below investment grade in 2009.   The sale of these securities generated an after-tax charge of $3.9 million.  Because HF Financial Corp. had previously established valuation adjustments for these securities on its balance sheet, the impact on capital was minimal.  Risk-weighted regulatory capital ratios improved in part as a result of the disposition due to the extraordinarily high risk weighting applied to those assets by regulation.  With the sale of these securities completed, HF Financial Corp. has eliminated its exposure to pooled trust preferred securities.  During the quarter, the Company also sold other investment securities which generated after-tax gains of $1.3 million.

“The trust preferred securities underperformed our long term expectations for these investments,” said Brent Olthoff, Chief Financial Officer and Treasurer.  “We determined that the costs associated with holding these securities, including valuation, legal, auditing and regulatory, outweighed the likelihood of a recovery in the value of these securities in an acceptable time horizon.   The cash flows supporting these securities continue to be impacted and there remains a degree of uncertainty regarding the soundness of the underlying issuers.  We saw this resolution necessary to focus the market on our core business performance and opportunities.  With our capital strength, we were able to take this charge to earnings and redeploy these funds into more stable and productive assets.”

“We have transitioned from a thrift balance sheet — where a large amount of deposits consisted of certificates of deposit — to a commercial bank balance sheet with a greater portion of our deposits in transaction accounts,” said Hage.  Certificates of deposits declined, as planned, to $365.3 million at June 30, 2011, from $423.9 million a year ago, as a result of lower public funds balances.  Total deposits increased to $893.2 million from $888.4 million at March 31, 2011.  Relative to one year earlier, deposits decreased $21.1 million.  Meanwhile, noninterest bearing checking accounts increased to $132.4 million from $117.1 million, interest-bearing checking accounts increased to $113.4 million from $100.2 million, money market accounts increased to $197.6 million from $189.8 million and savings accounts increased to $84.4 million from $83.1 million, when compared to June 30, 2010.  Deposit accounts, excluding time certificate of deposits, have increased to 59.1% at June 30, 2011, from 53.6% of total deposits a year ago.

Nonperforming assets decreased to $33.5 million at June 30, 2011, from $34.4 million the previous quarter.  Total NPAs were 2.81% of total assets at the end of the fourth fiscal quarter, compared to 2.85% at March 31, 2011.  As noted in the previous quarter, the problem credits are primarily related to the deterioration in dairy operations.  Dairy loans totaled approximately $40.5 million at June 30, 2011, with $16.1 million in nonperforming status.  “We are beginning to see some resolution in the nonperforming status of our dairy loans.  Dairy futures have rebounded from their February 2009 lows and the industry appears to have adjusted to excess dairy cattle.  However, feed costs continue to be an area of concern, as they impact the profitability of the dairy operations,” Hage said.

The allowance for loan and lease losses at June 30, 2011, totaled $13.2 million, representing 1.60% of total loans outstanding, compared to $13.5 million, or 1.61% of total loans at March 31, 2011.  Nonaccruing loans and leases totaled $26.5 million, compared to $27.1 million in the preceding quarter.  Net charge-offs in the quarter totaled $1.2 million, or 0.58%, annualized, of average loans outstanding, compared to $1.5 million, or 0.71%, annualized, of average loans outstanding the third fiscal quarter.  At June 30, 2011, the total amount of restructured loans that are performing is $6.5 million while restructured loans in nonaccrual status was $11.5 million.  Restructured loans consist primarily of agricultural loans.

Tangible common shareholders’ equity to tangible assets increased to 7.65% at June 30, 2011 compared to 7.58% at March 31. 2011.  Tangible book value per common share was $13.02 at June 30, 2011.

Capital ratios continued to strengthen and HF Financial Corp. remains well-capitalized with Tier 1 capital to risk weighted assets of 12.51% at June 30, 2011, while its Tier 1 capital to adjusted total assets was 9.50%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

The Company maintained its history of consistent annual profitability since going public in 1992.  For fiscal 2011, the Company earned $1.4 million, or $0.20 per diluted share compared to $5.7 million, or $1.00 per diluted share for fiscal 2010.  For the fourth fiscal quarter, the Company reported a net loss of $1.3 million, or ($0.18) per share.  The loss was largely a result of the sale of the trust preferred securities when an unrealized loss mostly recognized on the balance sheet as a valuation adjustment was recognized through the income statement.  This loss was partially offset by gains on the sale of other investment securities.  For the fiscal year, adjusted revenue, which excludes other-than-temporary impairment charges and net gain on the sale of securities, increased $1.9 million or 4.0% over fiscal year 2010.  Adjusted revenue is a non-GAAP financial measure.

Net interest income, before the provision for loan losses, increased $63,000 on a linked-quarter basis and decreased $602,000 from the same quarter in fiscal 2010.  Net interest income totaled $9.1 million for the fourth fiscal quarter  2011 compared to $9.0 million for the third fiscal quarter 2011, and $9.7 million in the year ago quarter.

The NIM, TE as a percentage of average earning assets increased two basis points to 3.33% for the fourth quarter of fiscal 2011 compared to 3.31% for the previous quarter.  For fiscal 2011, the NIM, TE was 3.32% compared to 3.34% for fiscal 2010.

Primarily due to the loss on the sale of trust preferred securities, fiscal fourth quarter noninterest income was ($1.3) million, or a $3.9 million decrease from the preceding quarter.   Excluding gains/(losses) on sale of securities, other-than-temporary impairment losses and losses recognized in other comprehensive income, the Company’s noninterest income remained nearly unchanged at $2.9 million versus $3.0 million the preceding quarter.  For the full year, noninterest income was $8.9 million compared to $11.0 million the year before.  Excluding gains/(losses) on sale of securities, other-than-temporary impairment losses and losses recognized in other comprehensive income, HF Financial Corp.’s noninterest income was $13.0 million in fiscal 2011 versus $11.8 million in fiscal 2010.

Noninterest, or operating, expenses decreased to $9.0 million in the fourth fiscal quarter from $9.1 million in the third fiscal quarter 2011, primarily reflecting lower compensation expenses, marketing fees and FDIC insurance.  On a fiscal basis, noninterest expense has increased by $1.1 million to $37.2 million when compared to fiscal 2010.

Quarterly Dividend Declared

The board of directors declared another regular quarterly cash dividend of $0.1125 per common share for the fourth fiscal quarter 2011.  The dividend is payable August 12, 2011 to stockholders of record August 5, 2011.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Revenue,” which excludes other-than-temporary impairment charges and net gain on the sale of securities, and “Net Interest Margin, TE” are non-GAAP financial measures. The Company believes Adjusted Revenue is useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods.  Further information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 34 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company has opened a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2010, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curtis L. Hage, Chairman, President and Chief Executive Officer    (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010

Interest, dividend and loan fee income:
Loans and leases receivable	$11,615	$11,781	$12,771	$48,644	$49,658
Investment securities and interest-earning deposits	1,504	1,396	1,483	5,854	7,696
	13,119	13,177	14,254	54,498	57,354
Interest expense:
Deposits	2,252	2,280	2,621	9,572	12,303
Advances from Federal Home Loan Bank and other borrowings	1,758	1,851	1,922	7,505	8,378
	4,010	4,131	4,543	17,077	20,681
Net interest income	9,109	9,046	9,711	37,421	36,673

Provision for losses on loans and leases	910	1,949	1,202	7,494	2,950

Net interest income after provision for losses on loans and leases	8,199	7,097	8,509	29,927	33,723

Noninterest income:
Fees on deposits	1,556	1,399	1,482	6,154	5,624
Loan servicing income	351	306	536	1,576	2,042
Gain on sale of loans, net	371	624	439	2,845	1,841
Earnings on cash value of life insurance	168	165	163	667	652
Trust income	180	170	183	666	820
Gain (loss) on sale of securities, net	(4,225)	132	488	(3,602)	1,853

Total other-than-temporary impairment losses	—	(399)	(201)	(399)	(2,223)
Portion of loss recognized in other comprehensive income	—	(150)	(80)	(150)	(460)
Net impairment losses recognized in earnings	—	(549)	(281)	(549)	(2,683)

Other	276	327	243	1,117	865
	(1,323)	2,574	3,253	8,874	11,014

Noninterest expense:
Compensation and employee benefits	5,377	5,400	5,330	21,856	20,710
Occupancy and equipment	1,140	1,185	1,134	4,602	4,479
FDIC insurance	251	471	336	1,473	1,321
Check and data processing expense	770	719	716	2,855	2,750
Professional fees	693	499	523	2,356	1,798
Marketing and community investment	179	215	432	1,269	1,716
Foreclosed real estate and other properties, net	42	31	122	208	223
Goodwill impairment	—	—	585	—	585
Other	567	569	607	2,557	2,454
	9,019	9,089	9,785	37,176	36,036

Income (loss) before income taxes	(2,143)	582	1,977	1,625	8,701
Income tax expense	(875)	123	839	201	2,956

Net income (loss)	$(1,268)	$459	$1,138	$1,424	$5,745

Basic earnings per common share:	$(0.18)	$0.07	$0.16	$0.20	$1.00
Diluted earnings per common share:	$(0.18)	$0.07	$0.16	$0.20	$1.00
Basic weighted average shares:	6,974,819	6,978,561	6,941,851	6,967,538	5,768,095
Diluted weighted average shares:	6,976,756	6,981,533	6,945,121	6,969,637	5,772,794
Outstanding shares (end of period):	6,974,272	6,978,561	6,942,337	6,974,272	6,942,337

HF FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(DOLLARS IN THOUSANDS)

	June 30, 2011	June 30, 2010
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$55,617	$20,805
Securities available for sale	234,861	264,442
Federal Home Loan Bank stock	8,065	10,334
Loans held for sale	11,991	25,287

Loans and leases receivable	825,493	872,279
Allowance for loan and lease losses	(13,192)	(9,575)
Net loans and leases receivable	812,301	862,704

Accrued interest receivable	7,693	8,785
Office properties and equipment, net of accumulated depreciation	14,969	14,973
Foreclosed real estate and other properties	712	946
Cash value of life insurance	15,704	15,144
Servicing rights	12,952	12,733
Goodwill, net	4,366	4,366
Other assets	12,835	12,496
Total assets	$1,192,066	$1,253,015

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$893,157	$914,264
Advances from Federal Home Loan Bank and other borrowings	147,395	190,719
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	11,587	11,460
Accrued expenses and other liabilities	16,899	14,300
Total liabilities	1,096,875	1,158,580

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,057,727 and 9,025,792 shares issued at June 30, 2011 and June 30, 2010, respectively	91	90
Common stock subscribed for but not issued	—	—
Additional paid-in capital	45,116	44,496
Retained earnings, substantially restricted	82,299	84,011
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,418)	(3,265)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at June 30, 2011 and June 30, 2010, respectively	(30,897)	(30,897)
Total stockholders’ equity	95,191	94,435
Total liabilities and stockholders’ equity	$1,192,066	$1,253,015

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Twelve Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010
Balance, beginning	$13,495	$8,935	$9,575	$8,470
Provision charged to income	910	1,202	7,494	2,950
Charge-offs	(1,398)	(593)	(4,216)	(2,009)
Recoveries	185	31	339	164
Balance, ending	$13,192	$9,575	$13,192	$9,575

	6/30/2011	3/31/2011	6/30/2010

Asset Quality
Nonaccruing loans and leases	$26,456	$27,084	$6,036
Accruing loans and leases delinquent more than 90 days	6,358	6,608	2,196
Foreclosed assets	713	664	946
Total nonperforming assets	$33,527	$34,356	$9,178

FAS Statement No. 5 Allowance for loan and lease losses	$7,685	$8,692	$9,250
FAS Statement No. 114 Impaired loan valuation allowance	5,507	4,803	325
Total allowance for loans and lease losses	$13,192	$13,495	$9,575

Ratio of nonperforming assets to total assets at end of period (1)	2.81%	2.85%	0.73%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.98%	4.02%	0.94%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	0.45%	0.40%	0.21%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.60%	1.61%	1.10%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	40.20%	40.05%	116.31%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)          Percentages for the nine months ended March 31, 2011 have been annualized

CAPITAL COMPOSITION

	6/30/2011	3/31/2011	6/30/2010

Common stockholder’s equity before OCI (1) to consolidated assets	8.14%	8.20%	7.83%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	0.14	(0.05)	(0.05)
Net unrealized losses on defined benefit plan	(0.05)	(0.06)	(0.06)
Net unrealized losses on derivatives and hedging activities	(0.21)	(0.15)	(0.16)
Goodwill to consolidated assets	(0.37)	(0.36)	(0.35)
Tangible common equity to tangible assets	7.65%	7.58%	7.21%

Tangible book value per common share (2)	$13.02	$13.06	$12.97

Tier I capital (to adjusted total assets) (3)	9.50%	9.39%	8.69%
Tier I capital (to risk weighted assets) (3)	12.51%	11.71%	10.79%
Total risk-based capital (to risk-weighted assets) (3)	13.36%	12.60%	11.68%

Number of full-service offices	34	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	June 30, 2011		June 30, 2010
	Amount	Percent	Amount	Percent

One-to four-family (1)	$57,766	7.00%	$72,392	8.30%
Commercial real estate	219,800	26.63%	216,478	24.82%
Commercial business (2)	104,227	12.63%	99,892	11.45%
Multi-family real estate	49,307	5.97%	50,064	5.74%
Equipment finance leases	6,279	0.76%	10,642	1.22%
Consumer direct (3)	117,583	14.24%	122,832	14.08%
Consumer indirect (4)	2,135	0.26%	8,186	0.94%
Agricultural	250,626	30.36%	270,568	31.02%
Construction	17,770	2.15%	21,225	2.43%
Total loans and leases receivable (5)	$825,493	100.00%	$872,279	100.00%

(1) Excludes $11,083 and $20,394 loans held for sale at June 30, 2011 and June 30, 2010, respectively.

(2) Includes $2,377 and $2,599 tax exempt leases at June 30, 2011 and June 30, 2010, respectively.

(3) Excludes $908 and $4,893 student loans held for sale at June 30, 2011 and June 30, 2010, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	June 30, 2011		June 30, 2010
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$132,389	14.82%	$117,139	12.81%
Interest bearing checking accounts	113,367	12.69%	100,231	10.96%
Money market accounts	197,624	22.13%	189,821	20.76%
Savings accounts	84,449	9.46%	83,136	9.10%
In-market certificates of deposit	349,606	39.14%	401,033	43.86%
Out-of-market certificates of deposit	15,722	1.76%	22,904	2.51%
Total deposits	$893,157	100.00%	$914,264	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Twelve Months Ended
	June 30, 2011		June 30, 2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$867,346	5.61%	$860,882	5.77%
Investment securities (2) (3)	274,011	2.14%	253,074	3.04%
Total interest-earning assets	1,141,357	4.77%	1,113,956	5.15%
Noninterest-earning assets	83,372		77,642
Total assets	$1,224,729		$1,191,598

Interest-bearing liabilities:
Deposits:
Checking and money market	$283,368	0.56%	$240,051	0.57%
Savings	85,053	0.33%	76,275	0.37%
Certificates of deposit	411,918	1.87%	427,463	2.49%
Total interest-bearing deposits	780,339	1.23%	743,789	1.65%
FHLB advances and other borrowings	182,673	3.11%	209,079	3.13%
Subordinated debentures payable to trusts	27,837	6.55%	27,837	6.57%
Total interest-bearing liabilities	990,849	1.72%	980,705	2.11%
Noninterest-bearing deposits	104,368		93,101
Other liabilities	34,894		33,522
Total liabilities	1,130,111		1,107,328
Equity	94,618		84,270
Total liabilities and equity	$1,224,729		$1,191,598

Net interest spread		3.05%		3.04%
Net interest margin (4)		3.28%		3.29%
Net interest margin, TE (5)		3.32%		3.34%
Return on average assets (6)		0.12%		0.48%
Return on average equity (7)		1.50%		6.82%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Net interest income divided by average interest-earning assets.

(5)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)          Ratio of net income to average total assets.

(7)          Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	June 30, 2011		March 31, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$837,589	5.56%	$852,532	5.60%
Investment securities (2) (3)	275,503	2.19%	271,829	2.08%
Total interest-earning assets	1,113,092	4.73%	1,124,361	4.75%
Noninterest-earning assets	81,557		91,326
Total assets	$1,194,649		$1,215,687

Interest-bearing liabilities:
Deposits:
Checking and money market	$300,502	0.63%	$293,567	0.53%
Savings	92,610	0.32%	91,433	0.33%
Certificates of deposit	377,342	1.81%	403,093	1.83%
Total interest-bearing deposits	770,454	1.17%	788,093	1.17%
FHLB advances and other borrowings	164,720	3.18%	165,654	3.43%
Subordinated debentures payable to trusts	27,837	6.51%	27,837	6.56%
Total interest-bearing liabilities	963,011	1.67%	981,584	1.71%
Noninterest-bearing deposits	105,007		103,120
Other liabilities	331,335		35,810
Total liabilities	1,399,353		1,120,514
Equity	95,296		95,173
Total liabilities and equity	$1,494,649		$1,215,687

Net interest spread (4)		3.06%		3.04%
Net interest margin (4) (5)		3.28%		3.26%
Net interest margin, TE (6)		3.33%		3.31%
Return on average assets (7)		-0.43%		0.15%
Return on average equity (8)		-5.34%		1.96%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the three months ended June 30, 2011 and March 31, 2011 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net interest income	$9,109	$9,046	$9,711	$37,421	$36,673
Noninterest income	(1,323)	2,574	3,253	8,874	11,014
Total revenue	7,786	11,620	12,964	46,295	47,687
Loss (gain) on sale of securities, net	4,225	(132)	(488)	3,602	(1,853)
Net impairment losses recognized in earnings	—	549	281	549	2,683
Adjusted revenue	$12,011	$12,037	$12,757	$50,446	$48,517

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Effective Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net interest income	$9,109	$9,046	$9,711	$37,421	$36,673
Taxable equivalent adjustment	123	117	135	500	563
Adjusted net interest income	9,232	9,163	9,846	37,921	37,236
Average interest-earning assets	1,113,092	1,124,361	1,158,025	1,141,357	1,113,956
Net interest margin, TE	3.33%	3.31%	3.41%	3.32%	3.34%